Exhibit 99

Manning & Napier, Inc. Reports First Quarter 2021 Earnings Results

FAIRPORT, NY, April 28, 2021 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2021 first quarter results for the period ended March 31, 2021.
Summary Highlights
•Assets under management ("AUM") at March 31, 2021 were $21.1 billion, compared to $20.1 billion at December 31, 2020
•Revenue for the first quarter was $34.2 million, an increase of 10% from the first quarter of 2020 and an increase of 2% from the fourth quarter of 2020
•First quarter income before taxes was $6.7 million; the net income attributable to Manning & Napier, Inc. for the first quarter was $5.2 million, or $0.26 per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the first quarter was $6.7 million, or $0.29 per adjusted share
•Utilized $3.0 million in cash to purchase 412,405 shares under the Company's program to repurchase up to $10.0 million of Manning & Napier Inc. Class A common shares during 2021
•The Firm received national recognition in the first quarter as Barron's ranked Manning & Napier as the best actively managed fund family of 2020. The firm also received a Refinitiv Lipper Fund Award for the United States 2021 Best Mixed-Asset Small Fund Family Group over three years

"Client results for the first quarter remained excellent as our asset allocation decision making and strong security selection delivered significant value. We are also pleased that our results for clients have received national recognition for 2020, a truly fantastic accomplishment in what was a year of unprecedented challenges," remarked Marc Mayer, Chairman of the Board and Chief Executive Officer of Manning & Napier.
First Quarter 2021 Financial Review
Manning & Napier reported first quarter 2021 revenue of $34.2 million, an increase of 10% from revenue of $31.1 million reported in the first quarter of 2020, and an increase of approximately $0.6 million, or 2%, from revenue of $33.5 million reported in the fourth quarter of 2020. These changes in revenue resulted primarily from changes in average AUM over the same periods. Average AUM for the quarter was $20.4 billion, a 9% increase from the first quarter of 2020 and a 5% increase from the fourth quarter of 2020, when average AUM was $18.7 billion and $19.5 billion, respectively. Revenue as a percentage of average AUM was 0.68% for the first quarter of 2021, compared to 0.67% for the first quarter of 2020 and 0.68% for the fourth quarter of 2020.
Total operating expenses for the first quarter of 2021 were $27.9 million, a decrease of $1.2 million, or 4%, compared with the first quarter of 2020, and a decrease of $1.0 million, or 3%, compared with the fourth quarter of 2020 due to the factors described below.
Compensation and related costs were $18.9 million for the first quarter of 2021, a decrease of $0.4 million, or 2%, compared with the first quarter of 2020 and a decrease of $0.3 million, or 1%, compared with the fourth quarter of 2020. The change in the current quarter compared to the first quarter of 2020 was driven by a decrease in our workforce, coupled with the impacts of the implementation of a deferred compensation plan during the current quarter, whereby a fraction of incentive compensation for our most highly compensated employees will be invested in our investment products and vested over a multi-year period. The change in the current quarter compared to the fourth quarter of 2020 is attributed to a lower estimate of incentive compensation for our investment team compared to what was incurred in 2020 based on the excellent performance results that were achieved, as well as the impacts from the newly implemented deferred compensation plan for 2021. This decrease was partially offset by an increase in share-based compensation due to the timing of equity award grants. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 54% for the first quarter of 2021, compared with 60% in the first quarter of 2020 and 56% for the fourth quarter of 2020.
Distribution, servicing and custody expenses for the first quarter of 2021 decreased by $0.5 million, or 16% compared with the first quarter of 2020, and remained consistent with the fourth quarter of 2020. The reduction in expenses in the first quarter of 2021 as compared to the first quarter of 2020 resulted primarily from the Target Date Mutual Fund merger that was completed during the third quarter of 2020 as well as changes in our business mix.
Other operating costs for the first quarter of 2021 decreased by $0.4 million, or 5%, compared with the first quarter of 2020, and by $0.7 million, or 9%, compared with the fourth quarter of 2020. The overall reduction in operational costs was due primarily to timing of certain expenses incurred as well as reduced travel costs due to COVID-19 restrictions. Other operating costs as a percentage of revenue decreased for the first quarter of 2021 to 20%, compared to 23% for the first quarter of 2020 and 22% for the fourth quarter of 2020.
Operating income was $6.2 million for the first quarter of 2021, an increase of approximately $4.3 million from operating income of $1.9 million for the first quarter of 2020, and an increase of $1.6 million from operating income of $4.6 million for the fourth quarter of 2020. Operating margin for the first quarter of 2021 increased to 18%, compared to 6% for the first quarter of 2020 and 14% for the fourth quarter of 2020.
Non-operating income was $0.5 million for the quarter, compared to a loss of $4.3 million and income of $1.1 million in the first quarter and fourth quarter of 2020, respectively. The first quarter of 2021 includes approximately $0.3 million of net gains on investments held by the Company, compared to $1.8 million of net losses in the first quarter of 2020 and $0.9 million of net gains in the fourth quarter of 2020. Interest and dividend income for the first quarter of 2021 was $0.1 million, compared to $0.4 million and $0.1 million in the first quarter and the fourth quarter of 2020, respectively. Also included in non-operating loss in the first quarter of 2020 was an expense of $2.9 million related to changes in the Company's expected tax benefits and the corresponding changes in the payment of such benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group, LLC ("Manning & Napier Group").
Income before provision for income taxes was $6.7 million for the quarter, compared to a loss of $2.4 million in the first quarter of 2020 and income of $5.7 million in the fourth quarter of 2020. The Company recognized a provision for income taxes of $0.7 million in the first quarter of 2021 and a benefit from income taxes of $3.2 million and $0.1 million in the first quarter and fourth quarter of 2020, respectively. The first quarter of 2021 and fourth quarter of 2020 reflects the discrete benefits received from the vesting of equity awards and exercise of stock options during the respective quarters. The benefit recognized in the first quarter of 2020 is attributed to the enactment of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") on March 27, 2020.
Net income attributable to the controlling and the non-controlling interests for the first quarter of 2021 was $6.0 million, compared to $0.8 million in the first quarter of 2020 and $5.7 million in the fourth quarter of 2020. Net income attributable to Manning & Napier, Inc. for the first quarter of 2021 was $5.2 million, or $0.31 per basic and $0.26 per diluted share, compared to $0.9 million, or $0.05 per basic and $0.01 per diluted share, in the first quarter of 2020 and net income of $5.1 million, or $0.31 per basic and $0.23 per diluted share, in the fourth quarter of 2020 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group. The remaining ownership interest is attributable to the other members of Manning & Napier Group.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported first quarter 2021 economic income of $7.6 million, compared to economic loss of $1.7 million in the first quarter of 2020 and economic income of $6.4 million in the fourth quarter of 2020. The Company reported economic net income of $6.7 million, or $0.29 per adjusted share, in the first quarter of 2021 compared to $1.6 million, or $0.02 per adjusted share, in the first quarter of 2020 and $5.7 million, or $0.26 per adjusted share, in the fourth quarter of 2020. The Company's adjusted income taxes during the first quarter of 2021 were $0.9 million, compared to a benefit from adjusted income taxes of $3.2 million for the first quarter of 2020 and adjusted income taxes of $0.7 million for the fourth quarter of 2020.

Assets Under Management
As of March 31, 2021, AUM was $21.1 billion, an increase of 5% from $20.1 billion as of December 31, 2020 and an increase of 24% from $17.1 billion as of March 31, 2020. The composition of the Company's AUM across portfolios as of March 31, 2021 was 67% in blended assets, 28% in equity, and 5% in fixed income, compared with 67% in blended assets, 28% in equity, and 5% in fixed income at December 31, 2020, and 71% in blended assets, 23% in equity, and 6% in fixed income at March 31, 2020. By channel, the composition of the Company's AUM at March 31, 2021 was approximately 44% in wealth management and 56% in institutional and intermediary.
Since December 31, 2020, AUM increased by $1.0 billion. This increase in AUM was attributable to approximately $1.2 billion in market appreciation, including the addition of $0.4 billion of model-delivery assets that were previously classified as assets under advisement, partially offset by net client outflows of approximately $0.1 billion. The net client outflows of $0.1 billion consisted of wealth management net outflows of $80.5 million, as well as institutional and intermediary net outflows of $51.9 million. The annualized separate account retention rate for the three months ended March 31, 2021 was 96%, compared to 95% for the three months ended March 31, 2020 as well as 96% for the rolling 12 months ended March 31, 2021, compared to 84% for the rolling 12 months ended March 31, 2020.
When compared to March 31, 2020, AUM increased by over $4.1 billion from $17.1 billion, including increases of approximately $1.5 billion, or 19%, in wealth management AUM and approximately $2.6 billion, or 28%, in institutional and intermediary AUM. The $4.1 billion increase in AUM from March 31, 2020 to March 31, 2021 was attributable to market appreciation of $6.1 billion, including the addition of $0.4 billion of model-delivery assets that were previously classified as assets under advisement, partially offset by net client outflows of approximately $2.0 billion. The net client outflows of $2.0 billion consisted of approximately $0.4 billion of net outflows in our wealth management sales channel and $1.5 billion of net outflows within our institutional and intermediary sales channel.
Balance Sheet
Cash and cash equivalents, and investments totaled $69.1 million as of March 31, 2021, compared to $81.1 million as of December 31, 2020. The decrease in cash and cash equivalents and investments of approximately $12.0 million during the quarter was driven by cash used in operations, primarily attributed to the timing of accrued annual incentive compensation payments, partially offset by net income during the quarter. The remaining decrease in cash and cash equivalents is attributed to cash used in financing activities, including $3.0 million of cash used to purchase Manning & Napier Inc. Class A common shares under the Company's share repurchase program described in the Business Updates section of this release and $3.3 million of cash used to satisfy tax withholding requirements for equity awards.
Business Updates
On February 3, 2021, the Board of Directors approved a share repurchase program authorizing the purchase of up to $10.0 million of Manning & Napier Inc. Class A common shares. The authority to repurchase shares will be exercised from time to time as market conditions warrant, is subject to regulatory considerations and will expire on December 31, 2021. The timing, amount, and other terms and conditions of any repurchases will be determined by management at its discretion based on a variety of factors, including the market price of shares, general market and economic conditions, and legal requirements. The repurchase program may be modified, discontinued or suspended at any time. The Company currently intends to fund the program through cash on hand and future cash flow. During the first quarter of 2021, the Company purchased a total of 412,405 Class A common shares using approximately $3.0 million in cash.
Also during the first quarter of 2021, pursuant to the terms of the Exchange Agreement between the Company and the holders of its non-controlling interests, 1,592,969 Class A units of Manning & Napier Group were tendered for cash or shares of the Company's Class A common stock. The independent directors, on behalf of the Company, have decided that such exchange will be settled in approximately 1,592,969 shares of unregistered Class A Common Stock of the Company. The Company expects the settlement of the exchange to occur on or before May 15, 2021. As a result of the exchange, Manning & Napier, Inc. will acquire an equivalent number of Class A units of Manning & Napier Group, resulting in an increase in its ownership of Manning & Napier Group from 89% to approximately 98%.
Conference Call
Manning & Napier will host a conference call to discuss its 2021 first quarter financial results on Wednesday, April 28, 2021, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 4072878. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through May 12, 2021. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 4072878. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business as a whole in the ordinary, ongoing and customary course of its operations. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic income presents a financial measure of the controlling and non-controlling interests of Manning & Napier Group and excludes from income before provision for income taxes strategic restructuring and transaction costs, net. We define strategic restructuring and transaction costs, net, as items related to our ongoing strategic review focused on the evolution of our distribution strategy and technology initiatives. These include severance-related costs, certain consulting and other professional service fees, lease and other contract termination costs, and gain or loss on sale of a business.
Economic net income is a non-GAAP measure of after-tax operating performance for the controlling and non-controlling interests of Manning & Napier Group and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group allocated to the units of Manning & Napier Group is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense/(benefit) at an effective rate of 11.5%, (193.7%) and 10.4% for the three-month periods ended March 31, 2021, March 31, 2020 and December 31, 2020, respectively, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the weighted average number of adjusted Class A common shares outstanding. The number of weighted average adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 275 employees as of March 31, 2021.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; the impact of COVID-19 on the U.S. and global economy; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; changes in the Company’s business related to strategic acquisitions and other transactions; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
646-818-9122
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Revenues
Management Fees
Wealth management	$15,348	$15,000	$14,020
Institutional and intermediary	14,328	13,913	12,411
Distribution and shareholder servicing	2,153	2,157	2,390
Custodial services	1,645	1,578	1,599
Other revenue	677	864	689
Total revenue	34,151	33,512	31,109
Expenses
Compensation and related costs	18,874	19,150	19,263
Distribution, servicing and custody expenses	2,358	2,405	2,813
Other operating costs	6,710	7,389	7,097
Total operating expenses	27,942	28,944	29,173
Operating income	6,209	4,568	1,936
Non-operating income (loss)
Non-operating income, net	458	1,095	(4,327)
Income (loss) before provision for income taxes	6,667	5,663	(2,391)
Provision for (benefit from) income taxes	703	(78)	(3,226)
Net income attributable to the controlling and the noncontrolling interests	5,964	5,741	835
Less: net income (loss) attributable to the noncontrolling interests	724	648	(23)
Net income attributable to Manning & Napier, Inc.	$5,240	$5,093	$858

Net income per share available to Class A common stock
Basic	$0.31	$0.31	$0.05
Diluted	$0.26	$0.23	$0.01
Weighted average shares of Class A common stock outstanding
Basic	17,026,500	16,464,182	15,812,951
Diluted	20,273,343	21,733,694	77,907,557

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020

Net income attributable to Manning & Napier, Inc.	$5,240	$5,093	$858
Add back: Net income (loss) attributable to the noncontrolling interests	724	648	(23)
Add back: Provision for (benefit from) income taxes	703	(78)	(3,226)
Income (loss) before provision for income taxes	6,667	5,663	(2,391)
Add back: Strategic restructuring and transaction costs, net (1)	902	748	719
Economic income (loss) (Non-GAAP)	7,569	6,411	(1,672)
Adjusted income taxes (Non-GAAP)	869	669	(3,238)
Economic net income (Non-GAAP)	$6,700	$5,742	$1,566

Weighted average shares of Class A common stock outstanding - Basic	17,026,500	16,464,182	15,812,951
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	2,021,781	2,021,781	62,034,200
Weighted average unvested restricted stock units and stock awards	3,764,744	3,473,725	2,745,827
Weighted average vested stock options	586,366	319,351	166,666
Weighted average adjusted shares (Non-GAAP)	23,399,391	22,279,039	80,759,644

Economic net income per adjusted share (Non-GAAP)	$0.29	$0.26	$0.02

(1) Strategic restructuring and transaction costs, net, are included in the following financial statement line items of our Consolidated Statements of Operations:

Compensation and benefits	$484	$500	$686
Other operating costs	418	248	33
Total strategic restructuring and transaction costs, net	$902	$748	$719

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Gross client inflows (1)	224.8	401.6	626.4	379.8	187.6	59.0	626.4
Gross client outflows (1)	(305.3)	(453.5)	(758.8)	(501.2)	(200.1)	(57.5)	(758.8)
Market appreciation/(depreciation) & other (2) (3)	391.6	761.2	1,152.8	701.1	449.8	1.9	1,152.8
As of March 31, 2021	$9,217.5	$11,922.3	$21,139.8	$14,138.5	$5,982.6	$1,018.7	$21,139.8
Average AUM for period	$8,993.0	$11,454.3	$20,447.3	$13,699.0	$5,719.2	$1,029.1	$20,447.3

As of September 30, 2020	$8,102.6	$11,142.5	$19,245.1	$13,367.7	$4,872.6	$1,004.8	$19,245.1
Gross client inflows (1)	290.6	313.8	604.4	377.8	199.0	27.6	604.4
Gross client outflows (1)	(432.9)	(987.4)	(1,420.3)	(1,157.0)	(236.0)	(27.3)	(1,420.3)
Market appreciation/(depreciation) & other (2)	946.1	744.1	1,690.2	970.3	709.7	10.2	1,690.2
As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Average AUM for period	$8,616.4	$10,847.9	$19,464.3	$13,310.9	$5,145.8	$1,007.6	$19,464.3

As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Gross client inflows (1)	202.1	466.7	668.8	368.2	237.2	63.4	668.8
Gross client outflows (1)	(375.3)	(753.9)	(1,129.2)	(816.4)	(231.7)	(81.1)	(1,129.2)
Market appreciation/(depreciation) & other (2)	(810.3)	(1,148.9)	(1,959.2)	(928.3)	(1,049.6)	18.7	(1,959.2)
As of March 31, 2020	$7,732.9	$9,327.6	$17,060.5	$12,096.8	$3,944.7	$1,019.0	$17,060.5
Average AUM for period	$8,527.9	$10,136.2	$18,691.1	$13,025.7	$4,640.4	$1,025.0	$18,691.1
________________________
1.Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
2.Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of     changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
3.Beginning in March 2021, AUM includes assets associated with our model-delivery business, previously classified as assets under advisement. These assets totaled $429.9 million at December 31, 2020, which is included above in market appreciation (depreciation) and other for the first quarter of 2021.
4.Assets under management and gross client flows between sales channels have been estimated based upon preliminary data. For a limited portion of our mutual fund assets under management, reporting by sales channel is not available at the time of this release. Such estimates have no impact on total AUM, total cash flows, or AUM by investment portfolio reported in the table above.
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